Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS

Net Income Rises 36.1 Percent

MONDOVI, Wis., July 21, 2004 – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial results for the quarter and six months ended June 30, 2004.

For the quarter ended June 30, 2004, operating revenue increased 9.1 percent, to $91.9 million from $84.2 million for the same quarter of 2003.  For the six months ended June 30, 2004, operating revenue increased 7.9 percent, to $176.4 million from $163.5 million for the same period of 2003.  Operating revenue included fuel surcharges of $5.6 million and $9.6 million for the quarter and six months ended June 30, 2004, compared with $3.7 million and $7.9 million for the quarter and six months ended June 30, 2003.  Operating revenue also included revenue from MW Logistics, LLC, a 45 percent owned affiliate, of $2.1 million for the second quarter of 2004, compared with no revenue for the similar period of 2003.  Excluding fuel surcharge and MW Logistics revenue, the increase in revenue was 4.6 percent for the quarter and 5.8 percent for the six-month period.  The company measures revenue, before fuel surcharge and MW Logistics revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

For the quarter ended June 30, 2004, net income increased 36.1 percent to $4.8 million from $3.5 million for the same quarter of 2003.  For the six months ended June 30, 2004, net income increased 52.9 percent to $7.5 million from $4.9 million for the same period of 2003.

For the quarter ended June 30, 2004, net income per diluted share decreased to 33 cents from 35 cents for the same quarter of 2003 on a 45.1 percent increase in diluted shares outstanding resulting primarily from the company’s equity offering in the third quarter of 2003.  For the six months ended June 30, 2004, net income per diluted share increased to 52 cents from 50 cents for the same period of 2003 on a 45.8 percent increase in diluted shares outstanding.  Diluted earnings per share give retroactive effect in all periods to the company’s three-for-two stock splits in July and December 2003.

Chairman and President Randolph L. Marten said, “The second quarter continued a period of success for Marten Transport, as we improved our operating ratio (operating expenses as a percentage of operating revenue) by 140 basis points versus the second quarter of 2003 and achieved our best operating ratio since our fourth quarter of 1999.  Our operating ratio improved to 91.4 percent for the quarter compared with 92.8 percent for the same quarter last year.

“Higher average freight revenue per mile was the main factor that influenced our results.  Strong efforts by our sales and operations personnel and a favorable relationship between freight demand and industry-wide trucking capacity allowed us to raise freight rates.  This contributed to a 5.6 percent increase in average freight revenue per total mile, to $1.28 in the 2004 quarter from $1.22 in the 2003 quarter, which more than offset a 3.4 percent reduction in average miles per tractor.  As a result of these factors, average freight revenue per tractor per week, our main measure of asset productivity, improved 2.0 percent to $2,930 in the 2004 quarter from $2,872 in the 2003 quarter.

“The main challenges during the quarter were high fuel prices and a tight driver market.  A combination of higher fuel prices and the lower fuel economy of new tractor engines cost us approximately 50 basis points on our operating ratio, or 2 cents per share, versus the second quarter of 2003, net of the benefit of fuel surcharges in each period.

“Although Marten offers driver compensation near the upper end of the industry, and our driver turnover remained at 60 percent, it has become increasingly difficult to attract high-quality drivers.  We believe the stronger economy is offering more job alternatives and that it has been, and will be, difficult to add meaningful capacity for the foreseeable future.  As a result, our in-service tractor count grew only one percent and the percentage of our tractor fleet that was unseated for the quarter increased compared with the second quarter last year.  This was reflected in the decrease in average miles per tractor, which we calculate using all of our tractors in service.  We were pleased that strong shipping demand and tight tractor-trailer capacity helped overcome the challenges during the quarter.

“During the quarter we took advantage of our available cash, strong balance sheet, and an improving market for used revenue equipment by replacing 151 tractors and 279 trailers with new equipment.  We lowered the average age of our tractor fleet to 1.6 years from 2.1 years as of June 30, 2003.  We also recognized a gain of $650,000 on the sale of used equipment.”

The accounts of MW Logistics, LLC were included in the company’s statements of operations beginning April 1, 2004 in accordance with FASB Interpretation No. 46, as revised.  MW Logistics is a 45 percent owned affiliate that provides logistics services to the transportation industry.  The company previously accounted for its investment in MW Logistics’ operating results using the equity method of accounting.

Marten Transport will host a conference call on Thursday, July 22, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 8818320.  For additional information on accessing the call and for statistical and financial information regarding the company that is expected to be discussed during the conference call, please visit www.marten.com.

Marten Transport, Ltd. is one of the leading temperature-sensitive truckload carriers in the United States.  The company specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  The company’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share information)	2004	2003	2004	2003

OPERATING REVENUE	$91,907	$84,206	$176,437	$163,527

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	25,370	25,278	50,697	48,958
Purchased transportation	19,966	18,053	37,649	35,817
Fuel and fuel taxes	16,603	13,379	31,472	27,719
Supplies and maintenance	6,024	6,147	12,102	12,089
Depreciation	8,061	7,435	15,924	14,724
Operating taxes and licenses	1,613	1,372	3,184	2,771
Insurance and claims	4,056	3,723	8,461	7,418
Communications and utilities	746	793	1,547	1,594
Gain on disposition of revenue equipment	(650)	(69)	(1,178)	(156)
Other	2,236	2,052	4,108	3,894

Total operating expenses	84,025	78,163	163,966	154,828

OPERATING INCOME	7,882	6,043	12,471	8,699

OTHER EXPENSES (INCOME):
Interest expense	504	752	1,027	1,532
Interest income	(386)	(414)	(727)	(791)

INCOME BEFORE INCOME TAXES	7,764	5,705	12,171	7,958

PROVISION FOR INCOME TAXES	2,950	2,168	4,625	3,024

NET INCOME	$4,814	$3,537	$7,546	$4,934

BASIC EARNINGS PER COMMON SHARE (1)	$0.34	$0.37	$0.54	$0.51

DILUTED EARNINGS PER COMMON SHARE (1)	$0.33	$0.35	$0.52	$0.50

(1)          Basic and diluted earnings per share reflect the company’s three-for-two stock splits effected in the form of 50% stock dividends on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share information)	June 30, 2004	December 31, 2003

ASSETS
Current assets:
Marketable securities	$5,774	$19,219
Receivables:
Trade, net	37,201	34,582
Other	8,929	7,337
Prepaid expenses and other	9,946	10,034
Deferred income taxes	5,798	3,048

Total current assets	67,648	74,220

Property and equipment:
Revenue equipment, buildings and land, office equipment, and other	284,025	263,502
Accumulated depreciation	(88,244)	(93,684)

Net property and equipment	195,781	169,818

Other assets	6,084	5,557

TOTAL ASSETS	$269,513	$249,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$1,235	$549
Accounts payable and accrued liabilities	24,815	17,062
Insurance and claims accruals	11,910	12,052
Current maturities of long-term debt	5,000	5,000

Total current liabilities	42,960	34,663

Long-term debt, less current maturities	21,429	22,857
Deferred income taxes	49,873	47,541

Total liabilities	114,262	105,061

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 14,064,264 shares, at June 30, 2004, and 13,759,776 shares, at December 31, 2003, issued and outstanding (1)	141	138
Additional paid-in capital	67,433	64,265
Retained earnings	87,677	80,131

Total stockholders’ equity	155,251	144,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$269,513	$249,595

(1)          Shares outstanding reflect the company’s three-for-two stock splits effected in the form of 50% stock dividends on July 24, 2003 and December 5, 2003.

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

For period:
Average operating revenue per total mile	$1.400	$1.275	$1.362	$1.271
Average freight revenue per total mile (1)	$1.283	$1.215	$1.272	$1.213
Average miles per tractor (2)	29,703	30,733	58,721	59,554
Average operating revenue per tractor per week (2)	$3,199	$3,004	$3,094	$2,936
Average freight revenue per tractor per week (1) (2)	$2,930	$2,872	$2,888	$2,794
Average miles per trip	998	1,004	1,011	1,000
Non-revenue miles percentage (3)	6.7%	6.3%	6.6%	6.6%
Total miles-company employed drivers (in thousands)	45,633	45,826	89,847	88,049
Total miles-independent contractors (in thousands)	20,016	20,444	39,673	40,240

At June 30, 2004, and June 30, 2003:
Total tractors (2)	2,176	2,153
Average age of company tractors (in years)	1.6	2.1
Total trailers	3,083	2,821
Average age of company trailers (in years)	3.9	3.9
Ratio of trailers to tractors (2)	1.4	1.3
Ratio of tractors to non-driver personnel (2)	5.3	5.4

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2004	2003	2004	2003
Net cash provided by operating activities	$18,017	$14,471	$26,779	$24,507
Net cash used for investing activities	$21,042	$5,193	$41,236	$12,814
Weighted average shares outstanding:
Basic	14,016	9,600	13,928	9,582
Diluted	14,490	9,984	14,453	9,915

(1)                      Excludes revenue from fuel surcharges and from MW Logistics, LLC, a 45% owned affiliate whose financial results were consolidated with the company’s effective April 1, 2004, in accordance with FASB Interpretation No. 46, as revised.

(2)                      Includes tractors driven by both company-employed drivers and independent contractors.  Independent contractors provided 571 and 601 tractors as of June 30, 2004, and 2003, respectively.

(3)                      Represents the percentage of miles for which the company is not compensated.